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
                                  Advanced Communications Group, Inc. and Subsidiaries
                                  ----------------------------------------------------

                                            COMPUTATION OF EARNINGS PER SHARE
                                                       (Unaudited)
                                                         Three Months Ended                           Six Months Ended
                                                    ---------------------------         ------------------------------------------
(In thousands, except per share amounts)              Actual          Pro Forma                 Pro Forma                 Actual
                                                    ---------         ---------         ---------------------------     ----------
                                                     June 30,          June 30,          June 30,          June 30,      June 30,
                                                       1998              1997              1998              1997          1998
                                                    ---------         ---------         ---------         ---------     ----------
Earnings Per Share:
-------------------
Average number of common shares outstanding           19,616            20,519            19,616            20,072        17,450

Assumed exercise of options
   (treasury stock method)                               941               941             1,001             1,001         1,001
                                                    --------          --------          --------          --------      --------
Shares for diluted computation                        20,557            21,460            20,617            21,073        18,451
                                                    ========          ========          ========          ========      ========

Net income (loss) earnings                          $ (1,031)         $   (485)         $ (1,630)         $   (225)     $ (2,155)
                                                    ========          ========          ========          ========      ========

Basic earnings per share                            $   (.05)         $   (.02)         $   (.08)         $   (.01)     $   (.12)
                                                    ========          ========          ========          ========      ========

Diluted earnings per share                          $   (.05)         $   (.02)         $   (.08)         $   (.01)     $   (.12)
                                                    ========          ========          ========          ========      ========
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Note:   The effect of the assumed conversion of the note payable and preferred stock have not been included in the computation of diluted earnings per share for the period after issuance
        because to do so would have been anti-dilutive for the periods presented. The effect of the assumed exercise of options is included in the computation in accordance with Staff Accounting
        Bulletin 98.